UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

RAYSTREAM INC.
(Exact name of registrant as specified in charter)

Nevada	001-35514	27-2310076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 E. Russell Rd., Suite 206, Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)

(702) 214-4249
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 24, 2013, Brian Petersen, CEO, President and Director of Raystream Inc., (the “Company”), appointed two new Officers and Directors to the Company and subsequently resigned as an Officer and Director of the Company upon their acceptance as Officers and Directors; Delmar Janovec was appointed the CEO, President, Secretary, and Director, and Brent Crouch was appointed as the Chief Financial Officer, Treasurer, and Director of the Company, as of May 24, 2013.

Mr. Janovec has served as an Officer and Director of reporting and non-reporting companies over a period of 15 years primarily in the technology, engineering, construction, and real estate development. Previously, Mr. Janovec was involved as the Founder, President, and Co-owner of several private companies that were involved in real estate development, construction of commercial-industrial facilities primarily in the automotive and governmental sectors, and home mortgages for Native Americans. Mr. Janovec is a Native American, Santee Sioux, and has served on numerous boards for the betterment of Native Americans.

Mr. Crouch, CPA and accountant, has served as an Officer, Director, and CFO of several non-reporting companies and brings more than 20 years of public accounting experience to this position.  Previously, Mr. Crouch was the Founder of and co-owned an accounting firm that provided accounting, consulting, and auditing services for reporting and non-reporting companies, and private corporations.  Prior to that time period, Mr. Crouch worked for two of the largest Big Six accounting firms in the USA, and specialized in the field of tax accounting.

Item 8.01.   Other Events

The Company is relocating its corporate offices from 2101 Midway Road, Suite 140, Carrollton, Texas to 3440 E. Russell Rd., Suite 206, Las Vegas, NV 89120, and which change would be effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYSTREAM INC.

Date: May 31, 2013	By:	/s/ Delmar Janovec
Delmar Janovec, CEO and President